SALES REPRESENTATIVE AGREEMENT

         Agreement made as of the 1ST day of JULY, 2000 (the "Effective Date"), by and between SMITH & NEPHEW, INC. ("S&N"), and HARRY KRAUS ("Representative").

1. TERM OF AGREEMENT. The initial term of this Agreement shall commence on the Effective Date and shall end on December 31, 2000, subject, however, to prior termination in accordance with Section 10 of this Agreement. After the initial term, this Agreement shall be automatically renewed and extended for successive additional six-month periods subject, however, to prior termination in accordance with Section 10 of this Agreement.

2. APPOINTMENT AND DEFINITION OF PRODUCTS AND TERRITORY. S&N hereby grants to Representative, and Representative accepts from S&N, the right to sell the products listed in EXHIBIT A attached hereto (the "Products") in the geographic area described in EXHIBIT B attached hereto (the "Territory"). S&N reserves the right to make sales of Products directly to customers inside the Territory subject to Representative's right to receive commissions on sales of Products in the Territory pursuant to Section 5. Whether Representative's right to sell the Products in the Territory is exclusive or non-exclusive is stated in EXHIBIT B.

3.   RESPONSIBILITIES OF THE REPRESENTATIVE.

     (a) PROMOTION OF PRODUCTS. Representative will use its best efforts and devote such time as may be reasonably necessary to promote and maximize the sale and use of the Products in the Territory. In furtherance of but without limiting the foregoing, Representative agrees to:

          (i) diligently solicit orders for the Products throughout the Territory;

          (ii) distribute within the Territory sales catalogs and other literature supplied by S & N; and Exogen, Inc. ("Exogen"); and

          (iii) maintain adequate facilities and a competent work force to promote and sell the products effectively.

     (b) REPORTS. Representative shall provide S&N and Exogen with periodic and other special sales reports as may reasonably be requested from time to time by S&N and Exogen.

     (c) MARKET INFORMATION. Representative shall forward to Company all information relating to the Product, whether favorable or adverse, received by it or its employees, agents or subcontractors. Likewise, Representative shall forward to S&N all marketing information acquired on medical instruments in competition, either directly or indirectly, with any of the Products. Representative shall submit 30 days following the execution date of this Agreement and 30 days prior to the beginning of each six month period that this Agreement is in effect, a written business plan containing, among other things, marketing information, forecast input and sales plans.

     (d) RECORDS. Representative shall keep complete and accurate records concerning all employees, agents and subcontractors "including, without limitation, information detailing (i) training for Medical Device and Complaint Reporting ("MDR") under the United States Food and Drug Administration ("FDA") requirements, (ii) sales training programs for all employees, agents and subcontractors selling Products
          (iii) sales records for all employees, agents and subcontractors selling Products, and (iv) a list of all customers with whom employees, agents and subcontractors selling Products have done business. S&N shall be allowed access to such records at all reasonable times ( during normal business hours, or at other times that are mutually agreeable by S&N and Representative) following S&N's request. Within 10 days of the date of this Agreement, Representative shall provide S&N with a list of employees and agents authorized to sell the Products and shall notify S&N in writing within 15 days of any change to that list.

     (e) EXPENSES. Representative will pay all expenses incurred by it in connection with its business and will be solely responsible for the acts and expenses of its employees and agents.

     (f) AUTHORITY. Representative will not, without S&N's prior written approval, accept, alter, enlarge, or limit orders, make representations or guarantees concerning Products, accept the return of, or make any allowance for, Products, or bill any customer for any order of Products.

     (g) POLICIES. Representative will abide by all policies and procedures established by S&N and Exogen from time to time regarding the solicitation and recording of orders, sales promotions, and other matters related to the sale of Products.

     (h) TRADE SHOWS. If requested by S&N, Representative at its own expense will assist S&N in presentations at trade shows and in sales promotional campaigns.

     (i) SALES LEADS. Representative agrees to promptly advise S&N of any sales leads or potential customers for Products outside of the Territory.

     (j) TRAINING. Representative will make every reasonable effort to assure active participation of all appropriate personnel in its organization in the use of training materials and attendance at training programs of S&N.

     (k) COLLECTION. Representative will use its best efforts to assist Exogen, upon its request, with any collections for Products sold in the Territory .

     (l) COMPLIANCE WITH LAWS. Representative shall comply in all material respects, with all laws, regulations, and requirements of all governmental agencies governing the manufacture and distribution of the Products, including, without limitation to, the FDA's MDR and FDA Medical Device Registration guidelines.

4.   RESPONSIBILITIES OF S&N. S&N agrees to:

     (a) Provide to Representative such literature, brochures, information and training as is required in the judgment of S & N;

     (b) Keep Representative informed of the prices at which the Products are offered for sales and of changes in products, specifications, prices and deliveries;

     (c) Provide Representative with a copy of the acknowledgement of any order for Products submitted by a customer in the Territory which is accepted by S&N and a copy of each invoice for Products shipped in the Territory; and

     (d) Comply in all material respects, with all laws, regulations, and requirements of all governmental agencies governing the manufacture and distribution of the Products, including, but not limited to, the FDA guidelines and the FDA's MDR requirements.

5.   COMMISSIONS.

     (a) S&N agrees to pay and Representative agrees to accept commissions as set forth in EXHIBIT C attached hereto as full payment for all sales made and services rendered by Representative under this Agreement.

     (b) Commissions will be paid to Representative, subject to the provisions of Sections 6 of this Agreement, on Net Invoice Prices (as defined below) of Orders (as defined below) for the sale of Products delivered to customers in the Territory while this Agreement is in effect.

     (c) "Net Invoice Price" means the amount shown on the invoice as due from the customer, after giving effect to quantity or other discounts, sales allowances and adjustments for bad debt. No commissions shall be paid on the replacement of Products previously sold in the Territory.

     (d) "Order" means any commitment to purchase Products which has been accepted and shipped by S&N, and which is obtained by Representative or directly by S&N, and which is obtained by Representative or directly by S&N during the term of this Agreement from (i) any customer located in the Territory, or (ii) any third party payer purchasing the Product on behalf of any customer located in the Territory, subject to the provisions in EXHIBIT C.

6.   ACCEPTANCE OF ORDERS; EXCLUDED ORDERS.

     (a) All orders shall be submitted to Exogen and shall be subject to acceptance or rejection, in the sole discretion of Exogen, by an authorized employee of Exogen at its principal office. Representative understands that it is granted only the authority to solicit and obtain Orders for Products for transmittal to Exogen. Representative is neither expressly nor implicitly authorized to accept Orders on behalf of Exogen or to enter into written or oral contracts or agreements of any nature on behalf of Exogen.

     (b) S&N may designate by written notice to Representative certain customers within the Territory as "National, Regional, or Government Accounts." Representative will be paid commissions on sales to these accounts, depending upon the Representative's responsibilities set forth in EXHIBIT C that apply to those accounts.

     (c) Representative recognizes that S&N has appointed or may appoint (i) other sales representatives for the Products in areas other than the Territory; (ii) other sales representatives within the Territory for goods manufactured by S&N other than the Products; and (iii) other sales representatives within the Territory for the Products if Representative's rights hereunder are stated to be non-exclusive in EXHIBIT A. This Agreement does not give Representative any right to offer for sale or sell goods manufactured or offered for sales by S&N other than the Products.

7. COMPETITIVE PRODUCTS. Representative shall not during the term of this Agreement, without prior written consent of S&N, market or sell goods which in S&N's opinion compete directly or indirectly with Exogen products.

8.   CHANGES IN AGREEMENT AND EXHIBITS.

     (a) Because of S&N's sales policies, the commission rates it is willing to pay to Representative and the sums on which it is willing to sell its products may change after this Agreement has been signed, S&N reserves the right, in its sole discretion, to make changes in this Agreement or in any of the Exhibits to this Agreement. Changes in this Agreement or in any Exhibits will be effective 30 days after written notice of the change has been given to Representative; provided, however, that S&N may make changes affecting promotions and prices without notice. Representative may, if it does not agree to the change, terminate this Agreement under Section 10 (e). No changes made by S&N shall be applied retroactively if the change would result in a reduction in commissions due to Representative.

     (b) Upon 30 days prior written notice to the Representative, S&N may, in its sole discretion, modify the Territory or terminate in full this Agreement if S&N determines that the Representative's level of sales is unsatisfactory to S&N .

9. FORECASTS. S&N shall establish and notify Representative in writing 30 days prior to the beginning of each six month period that this Agreement is in effect of its sales quota for each such six month period and its quarterly quotas for each quarter of such six month period (the "Sales Quota" or the "Quotas"), which Quotas shall be established by S&N on a good faith basis. EXHIBIT D attached hereto sets forth the Representative's Sales Quota commencing with the first full month Representative sells Sonic Accelerated Fracture Healing System ("SAFHS"), under this Agreement.

10.  TERMINATION. This Agreement may be terminated:

     (a) By either party without cause, effective at the end of the then current term, by giving prior written notice of termination to the other party at least 30 days prior to the end of the then current term. If no notice is given, this Agreement shall automatically renew as stated in Section 1.

     (b) At any time, by either party , if the other party breaches any of its obligations under this Agreement and fails to remedy such breach within 30 days after written notice of such breach is provided to such other party .

     (c) By S&N, effective immediately and without notice, if (i) all or a substantial part of the assets of Representative, or more than 50% of the capital stock of Representative, is sold or otherwise transferred to any person; (ii) Representative is merged or consolidated with any other person; (iii) a receiver, trustee, or liquidator of Representative is appointed for any of properties or assets of Representative; (iv) Representative makes a general assignment for the benefit of its creditors; (v) Representative files a petition under the federal Bankruptcy Code or other federal or state statute for the reorganization of Representative or any arrangement with its creditors or readjustment of its debt, or its dissolution or liquidation, or such a petition is filed against Representative and is not dismissed within 60 days thereafter; or (vi) Representative ceases doing business or commences dissolution or liquidation proceedings.

     (d) By S&N, upon 30 days prior written notice to the Representative if the Representative's aggregate sales, net of returns, of Products during any quarter of this Agreement does not equal or exceed the Representative's Sales Quota for each such period.

     (e) By Representative, if S&N changes any portion of this Agreement or any Exhibit to this Agreement pursuant to Section 8(a) and Representative disagrees with the change, by written notice of tern1ination to S&N, effective 10 days following the giving of such notice.

          It is specifically understood by Representative and by S&N that if one party shall duly exercise its right of termination under this section 10, the only rights of the other party shall be those specified in Sections 11, 12, 14, and 18 hereof, and that neither party shall be entitled to any compensation or claim for goodwill or other loss, cost or expense which either of them may suffer or claim to have suffered by reason of termination of this Agreement.

11.  RIGHTS FOLLOWING TERMINATION.

     (a) Following termination of this Agreement, S&N shall have no further responsibility to Representative except to (i) pay commissions then due, and (ii) pay when they become due commissions on Orders accepted by S&N prior to termination, which are scheduled for shipment and are actually shipped within 30 days following termination; provided, however, that S&N's obligation under clause 11 (a)(ii) shall be an amount equal to one-half(1/2) of the usual commission otherwise due under Exhibit C. Except as expressly stated herein, S&N shall have no liability for commissions with respect to Orders received by S&N after the Effective Date of termination of this Agreement.

     (b) In the event of termination, Representative shall promptly return to S&N or its designee all sales literature, brochures, technical information, price lists, samples, evaluation units and other materials supplied by S&N to Representative without charge.

     (c) The rights and obligations of the parties to this Agreement set forth in this Section 11 and Sections 12, 14, and 18 hereof shall survive any termination or expiration of this Agreement. The termination or expiration of this Agreement shall in no case relieve either party from its obligations to pay to the other monies accrued hereunder prior to such termination or expiration.

     (d) S&N shall have no liability to Representative for damages of any kind, including incidental or consequential damages, on account of the termination or expiration of this Agreement. Without limiting the generality of the foregoing, S&N shall not be liable to Representative on account of the termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated sales, or on account of any expenditures, investment, leases or commitments made by Representative or for any reason whatsoever based upon or growing out of such termination or expiration.

12.  PROPRIETARY RIGHTS AND CONFIDENTIALITY .

     (a) Except as expressly set forth in Section 14, neither this Agreement nor any sale of Products under this Agreement shall be construed as granting to the Representative any license or right in or to any patent, copyright, trademark or other proprietary right of S&N or Exogen.

     (b) The Representative shall maintain the confidentiality of, and not disclose to others, any confidential or proprietary information of S&N or Exogen which it may now have or may hereafter obtain, including without limitation specifications, technical reports, customer lists and product plans relating to S&N's business or products. Representative shall cause each of its employees, agents and subcontractors to execute such agreements as may be necessary to assure compliance with this Section l2(b).

13.  PRODUCT CHANGES.

     (a) It is understood that new and additional products may be introduced by S&N from time to time. Representative shall be authorized to solicit orders for sales of such new or additional products only if and when S&N authorizes Representative, in writing, to represent S&N in connection with each such product.

     (b) Upon 30 days prior written notice to the Representative, Products may be deleted from the list of Products which Representative is authorized to sell. No commissions shall be paid on Orders for such deleted Products received by S&N after the effectiveness of such Product deletion.

14. TRADEMARKS. Representative shall conduct business under its own name. Representative shall not use any trademarks or trade names of S&N in any manner, except as authorized in writing by S&N or in connection with the use of literature supplied by S&N. Representative shall discontinue such usage upon termination of this Agreement.

15. RELATIONSHIP BETWEEN PARTIES. The relationship between S&N and Representative is that of independent contractors, and nothing in this Agreement shall be construed to constitute Representative as an employee, partner or agent of S&N. Without limiting the foregoing, Representative shall have no authority to act for or to bind S&N in any way, to alter any of the terms or conditions of any standard forms or other agreements of S&N with purchasers of Products, to make representations or warranties or to execute agreements on behalf of S&N, or to represent that is in any way responsible for the acts or omissions of Representative. Representative shall indemnify and hold S&N harmless for any liability or damage to S&N resulting from a violation of this Section 15.

16. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or, if mailed, when mailed by United States certified or registered mail, postage prepaid, to the parties at the addresses set forth below their signatures to this Agreement or at such other address as may be given in writing by either party to the other in accordance with this Section 16.

17.  ASSIGNABILITY.

     (a) Representative acknowledges that S&N is entering into this Agreement in reliance upon the personal reputation, qualifications and abilities of the present owner or owners of Representative's business and operations, and accordingly, the Representative may not assign its rights or obligations under this Agreement, either voluntarily or by operation of law, except with the prior written consent of S&N. A change in control of the Representative's business shall be deemed to be an assignment for this purpose.

     (b)  S&N may assign this Agreement without Representative's consent.

18. INDEMNIFICATION. S&N shall indemnify and hold harmless Representative from any and all claims, damages or costs which arise out of Representative's performance of its duties hereunder, except to the extent such claims, damages or costs result, directly or indirectly, from Representative's breach of Section 15 hereof or the gross negligence or willful misconduct of Representative. Representative shall indemnify and hold harmless S&N from and all claims, damages or costs which arise out of Representative's performance of its duties hereunder, to the extent such claims, damages or costs result, directly or indirectly, from Representative's breach of
     Section 15 hereof or the gross negligence or willful misconduct of Representative.

19.  MISCELLANEOUS.

     (a) This Agreement shall not be binding upon S&N until it has been executed by a duly authorized officer of S&N .

     (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee without giving effect to conflict of laws principles.

     (c) This Agreement constitutes the entire understanding between the parties relating to the subject matter of this Agreement and supersedes all prior writings, negotiations or understandings with respect thereto. No modification or addition to this Agreement shall have any effect unless it is set forth in writing and signed by both parties.

     (d) The waiver by S&N of any breach of any provision of this Agreement shall not be construed as a continuing waiver of such breach or as a waiver of other breaches of the same or of other provisions of this Agreement.

     (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


REPRESENTATIVE                                  SMITH & NEPHEW, INC.
HARRY KRAUS

Name Printed: Harry Kraus
             --------------------

By: /s/ HARRY KRAUS                             By: /s/ RUE A. BERG
    ---------------                                 ---------------
    Harry Kraus

Title:                                          Title: V.P. Sales
      -------------                                   -------------

Address:                                        Address:

4905 SW Dosch Park Lane                         1450 Brooks Road
Portland, OR 97201                              Memphia, Tennessee 38116

TaxID or Social Security No: ###-##-####
                             ------------

Date:                                           Date:
      ------------------------                       ------------------------

Exhibits:
        A. Products
        B. Territory
        C. Commission
        D. Sales Quota

                                    EXHIBIT A



                                   "PRODUCTS "

Exogen 2000(TM) - Ultrasound Bone healing Therapy for Fresh Closed Distal Radius (Colles') Fractures and Closed or Grade I Open Tibial Diaphysis Fractures in Skeletally Mature Individuals When These Fractures are Orthopaedically Managed by Closed Reduction and Cast Immobilization.

                                    EXHIBIT B

                                   "TERRITORY"



REPRESENTATIVE:                                         -----------------------

(name, social security  no. or Federal I.D.)            -----------------------

EXCLUSIVE                                               NON-EXCLUSIVE     X
         ---------------                                              ---------

TERRITORY: TO BE DEFINED BY THE PORTLAND DISTRICT SALES MANAGER.

                                    EXHIBIT C

                                  "COMMISSIONS"

COMMISSIONS ARE 13% OF THE NET INVOICE PRICE AS DEFINED IN SECTION 5 PARAGRAPH C UNTIL AN EXOGEN SPECIALIST IS HIRED TO ASSIST IN YOUR TERRITORY.

COMMISSIONS REVERT TO 5% OF THE NET INVOICE PRICE AS DEFINED IN SECTION 5 PARAGRAPH C AS SOON AS AN EXOGEN SPECIALIST IS HIRED TO ASSIST IN YOUR TERRITORY.

                                    EXHIBIT D

                                  "SALES QUOTA"

               The Sales Quota is to be determined by the Manager in terms of number of monthly REVENUE SHIPMENTS and ORDERS .